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                                                                  EXHIBIT 10.90

                           LOMAS MORTGAGE (USA), INC.
                    PERFORMANCE AND RETENTION INCENTIVE PLAN


PURPOSE

The purpose of this Lomas Mortgage (USA), Inc. Performance and Retention Incentive Plan is to retain and motivate employees by providing Performance and Retention Awards. The Performance and Retention Awards are provided in order to maintain and enhance the value of the Company by helping to retain and motivate employees through the completion date of the transfer of assets. This Plan will help ensure the receipt of a full price for those assets and the preservation of any portion of the sale price held back by the purchaser contingent on the Company's successful completion of the transfer.


1.       DEFINITIONS

         When used in this Plan and initially capitalized, the following words and phrases shall have the following meanings unless the context clearly requires otherwise:

         1.1 "PERFORMANCE AND RETENTION AWARD" shall mean a bonus provided under Section 3.1 of the Plan.

         1.2 "BASE COMPENSATION" shall mean, as to any Participant for any period, his annual base salary paid to him by the Company for such period before reduction under a tax qualified plan of the Company and before reduction for any other amounts contributed by the Company on his behalf to any other employee benefit plan.

         1.3. "BOARD OF DIRECTORS" shall mean the Board of Directors of Lomas Mortgage (USA), Inc.

         1.4 "CAUSE" shall mean, as to any Participant, that such Participant shall have committed prior to his termination of employment with the Company:

                 (a) an intentional act of fraud, embezzlement, theft or any other material violation of law in connection with the Participant's duties or in the course of his employment with the Company;

                 (b) intentional wrongful damage to material assets of the Company;

                 (c) intentional wrongful disclosure of material confidential information of the Company;
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                 (d) intentional wrongful engagement in any competitive
                 activity which would constitute a material breach of the duty of loyalty; or

                 (e) intentional breach of any stated material employment policy of the Company.

         No act, or failure to act, on the part of a Participant shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.

         1.5 "CHIEF EXECUTIVE OFFICER" shall mean the Chief Executive Officer of the Company.

         1.6 "COMPANY" shall mean Lomas Mortgage Company (USA) and any successor corporations.

         1.7 "DESIGNATED GROUP" shall mean any one of the groups of employees designated on Schedule 1, as such schedule may be amended from time to time.

         1.8 "DISABLED" shall mean a Participant unable, as a result of incapacity due to a physical or mental illness, to perform his duties with the Company, and shall be deemed to exist at such time as such Participant becomes eligible to receive benefits under the disability income plan of the Company.

         1.9     "EFFECTIVE DATE"  shall mean October 5, 1995.

         1.10    "PARTICIPANT"   shall mean any person who becomes a
         Participant in the Plan as provided in Section 2.1 or 2.2 and who has not ceased to be a Participant pursuant to Section 2.3.

         1.11 "PLAN" shall mean the Company's Performance and Retention Incentive Plan, as the same may be hereafter amended from time to time.

         1.12 "VOLUNTARY TERMINATION FOR GOOD REASON" shall mean voluntary termination of employment by a Covered Employee, other than retirement, within 90 days of:

                 (a) a reduction in the Covered Employee's base salary or the maximum benefits possible to be earned by such Covered Employee hereunder, or

                 (b) relocation of the Covered Employee's assigned office location to a location that is greater than 35 miles from its former location, or, with respect to any employee (i) whose primary





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                 work location is his home or is outside the state of Texas or otherwise not at a location of the Company or its affiliates on a full time basis (a "Commuter"), and (ii) who is reimbursed by the Company for the costs of such commutation (a "Commutation Arrangement"), termination of such Commuter's Commutation Arrangement or modification thereof by the Company so as to increase the expense or inconvenience of the Arrangement to the Commuter.

2.       PARTICIPATION

         2.1 INITIAL PARTICIPANTS. An employee in the employ of the Company who is a member of a Designated Group on the Effective Date shall become a Participant in the Plan as of the Effective Date.

         2.2 NEW PARTICIPANTS. Any other employee of the Company who becomes a member of a Designated Group after the Effective Date and is notified in a letter by the Company of his participation shall become a Participant in the Plan as of the date he becomes a member of a Designated Group subject to any conditions set forth in such letter.

         2.3 TERMINATION OF PARTICIPATION. Any Participant whose employment with the Company terminates for any reason other than death, retirement, disability, involuntary termination without cause or Voluntary Termination for Good Reason shall cease to be a Participant. If an individual who became a Participant in the Plan later ceases to be a member of a Designated Group by reason of job reassignment or job reclassification, then such individual shall likewise cease to be a Participant.

3.       DETERMINATION OF AWARD AMOUNT

         3.1 PERFORMANCE AND RETENTION AWARDS. Subject to Section 3.2, each Participant shall be entitled to receive a Performance and Retention Award in an amount equal to:

                 (a) a percentage, within the range of percentages of the Performance and Retention Award percentages specified on
                 Schedule 1, determined by the Chief Executive Officer's discretionary evaluation of the Participant's performance (provided, however, that with respect to award determinations for Senior Vice Presidents and above, such determinations will be subject to the approval of the Board of Directors), times

                 (b) the Participant's Base Compensation at the time of payment.





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         3.2     DEATH, RETIREMENT AND DISABILITY.   Each Participant whose
         employment terminates by reason of death retirement or disability shall be entitled to a Performance and Retention Award determined by multiplying the minimum percentage of the applicable range of percentage specified on Schedule 1 by the Participant's Base Compensation at the date of such event.

         3.3 OPERATIONAL BONUSES AND RAISES. Nothing herein shall be construed to restrict the Chief Executive Officer from proposing bonuses to employees subject to the approval of the Board of
         Directors.   Additionally, the Chief Executive Officer may, in his
         sole discretion, award additional performance or retention awards to key Participants in Tiers 3 and 4 on Schedule 1, not to individually exceed three months base pay and not to cumulatively exceed $500,000.

4.       PAYMENT OF AWARDS

         4.1 TIME OF PAYMENT OF PERFORMANCE AND RETENTION AWARDS. The Company shall pay the Performance and Retention Awards in cash to the Participants entitled thereto on (or in the case of clause (b), within 10 business days after) the earliest of the following dates:

                 (a) October 1, 1996, or, if a participant in Designated Group Tier 4 in Schedule 1, June 30, 1996, or

                 (b) the date of the Participant's termination by reason of death, retirement, disability, involuntary termination without Cause, or Voluntary Termination for Good Reason.


         4.2     DEATH BENEFICIARY.   In the event of a Participant's death,
         the maximum benefit otherwise payable to him shall be payable to the beneficiary which has been designated by the Participant to receive benefits payable under the Company's group insurance program. If a Participant has failed to designate a beneficiary, or if such designated beneficiary predeceased the Participant, then such Participant's benefits under the Plan shall be paid in accordance with the following order of priority:

                 (a) to the Participant's surviving spouse, or if there be none surviving,

                 (b)  to the Participant's estate.

         Any such payment shall be made as soon as practicable following the Participant's death.





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5.       FORFEITURE OF AWARDS

         5.1 FORFEITURE UPON TERMINATION FOR CAUSE. Payment of any portion of a Participant's award under the Plan shall be forfeited, and the Company shall have no further obligation hereunder to such Participant, if the Participant is discharged from employment for Cause prior to payment of his award.


6.       ADMINISTRATION

         6.1 ADMINISTRATION BY THE CHIEF EXECUTIVE OFFICER OF THE COMPANY. The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Chief Executive Officer of the Company. The Chief Executive Officer shall establish such rules, regulations and procedures as he shall deem necessary or advisable. The Chief Executive Officer shall have the right, in his discretion, (a) to delegate his authority for administration of the Plan, and (b) to retain accountants, attorneys and such other advisors as he shall deem necessary or advisable in connection with the administration of the Plan. The expenses of the Chief Executive Officer in administering the Plan shall be paid directly by the COMPANY.

         6.2. LIMITATION OF LIABILITY. Neither the Company nor the Chief Executive Officer nor any other director, officer, employee or agent of the Company shall be liable for any action taken or omitted to be taken by such person under the Plan except in the case of gross negligence or willful misconduct. Any action taken or omitted to be taken by any such person in good faith reliance on the advice of any accountant, actuary, attorney or other advisor retained by the Chief Executive Officer shall be conclusively presumed not to involve gross negligence or willful misconduct. The Chief Executive Officer and all other such person shall be indemnified by the Company against losses, liabilities, claims, costs and expenses in connection with serving as administrator of the Plan, unless resulting from gross negligence or willful misconduct.

7.       AMENDMENT

         7.1 RIGHT TO AMEND. The Company reserves the right to modify or amend, in whole or in part, the Plan at any time; provided, however, that the minimum benefit applicable to a Participant hereunder shall not be reduced without such Participant's consent.

8.       GENERAL PROVISIONS

         8.1 LIMITATION ON RIGHTS. Neither the establishment of the Plan nor participation herein shall be construed as conferring any legal rights upon any employee or other person for continuation of employment, nor shall such





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         establishment or participation give him any rights to any benefits whatsoever, except to the extent specifically set forth herein.

         8.2 TAX WITHHOLDING. The Company may withhold from any amounts payable under this Plan all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.

         8.3 SPENDTHRIFT PROVISION. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall void the Participant's benefits under the Plan, nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. In the event that the Chief Executive Officer of the Company shall find that any Participant has attempted to violate such provision, such benefit shall be forfeited subject to the discretion of the Chief Executive Officer with approval of the Board of Directors. In the event that the non-employee directors of the Board of Directors shall find that the Chief Executive Officer has attempted to violate such provision, such benefit shall be forfeited subject to the non-employee directors' discretion.

         8.4 THE PLAN IS NOT FUNDED. The Company shall pay benefits under the Plan from its general assets. No property of the Company is or shall be, by reason of this Plan, held in trust for any employee of the Company, nor shall any person have an interest in or lien or prior claim upon any property of the Company by reason of the Plan or the Company's obligations to make payments hereunder.

         8.5 AWARDS ARE NOT COMPENSATION. The amounts awarded to a Participant under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of a Participant's benefits or contributions under a pension, profit sharing or stock bonus plan qualified under section 401 (a) of the internal Revenue Code of 1986, as amended, the amount of life insurance payable under any life insurance plan established or maintained by the Company, or the amount of any disability benefits payable under any disability plan established or maintained by the Company, except to the extent specifically provided for in any such plan.

         8.6     SUCCESSOR EMPLOYERS MUST ASSUME.   Except in any case where
         such successor would become so obligated as a matter of law without further act or deed, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or any portion of the business and or assets of the Company, or of any division of the Company, which is an employer of any Participant to expressly assume and agree to perform the obligations under the Plan in the same manner and to the same extent (except as otherwise expressly provided in the Plan) that the Company would be required to perform such obligations as if no such succession had taken place. Any such





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         assumptions and agreement shall be obtained prior to the effectiveness of such succession.

         8.7 GOVERNING LAW. The Plan will be construed and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the internal substantive laws of the State of Delaware.

         8.8 GENDER AND NUMBER. Unless the context clearly indicates otherwise, the masculine gender when used in the Plan shall include the feminine, and the singular number shall include the plural and the plural number the singular.

         8.9 HEADINGS. Headings of Sections in this instrument are for convenience only, and do not constitute any part of the Plan.


EXECUTED at 12:15 p.m., Dallas, Tx as of September 25, 1995


Lomas Mortgage (USA), Inc.


By: /s/ ERIC D. BOOTH
    -----------------------
Title: CEO
       --------------------




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                    SCHEDULE 1 TO PERFORMANCE/RETENTION PLAN



                    DESIGNATED GROUPS AND BONUS PERCENTAGES

                                                   PERFORMANCE AND INCENTIVE
TIER       NAME OF DESIGNATED GROUP                     AWARD PERCENTAGE
----       ------------------------                -------------------------
  1   Executive Managers (Core Managers)                   50% to 75%

  2   Senior Managers (Critical Managers)                  50% to 75%

  3   Select Managers & Professionals*                     50% to 75%

  4   Other employees*                             1/2 month to 1 month salary


* Additionally, the Chief Executive Officer may make additional awards up to $500,000 to employees in Tier 4 as specified in Section 3.3.





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